Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-225947 and 333-218662) of Medicine Man Technologies, Inc. of our report dated April 16, 2019, relating to the consolidated financial statements, which appears in this Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ BF Borgers CPA PC

Lakewood, CO

April 16, 2019